EXHIBIT 2.6

                           ASSET PURCHASE AGREEMENT



ASSET PURCHASE AGREEMENT made this 7th day of June, 1999;


Between: Cadapult Graphic Systems, Inc., a Delaware corporation with offices located at 110 Commerce Drive, Allendale, New Jersey 07401, hereinafter referred to alternatively as "Cadapult" or "Purchaser";


And: WEB Associates, Inc., a Pennsylvania corporation with offices located at 2551 Industry Lane, Norristown, Pennsylvania 19403, hereinafter referred to alternatively as "WEB" or "Seller".

Whereas, both Purchaser and Seller are engaged in the sale and servicing of computer graphics and imaging equipment and supplies; and,

Whereas, Purchaser is desirous of purchasing the Assets of Seller, as defined hereinafter, and Seller is desirous of selling said Assets, for the consideration and upon the terms and conditions set forth hereinafter.

Now Therefore, in consideration of the mutual covenants, promises and conditions set forth herein, the parties hereto do hereby agree as follows:

1.    Purchase and Sale.

      1.01 Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller all of the Assets owned and used by Seller in the operation of its business, including but not limited to the following:

      A.    Accounts Receivable, less allowances;
      B.    Inventory at lower of cost or fair market value;
      C. Property and Equipment as listed on Exhibit A annexed to and made a part hereof;
      D.    Use of the name "WEB Associates";
      E.    Customer lists and all files relating thereto;
      F.    Sales, service and vendor contracts and security deposits;
      G.    Existing telephone numbers (610) 630-8999, (610) 630-4332,
            (610) 630-4234, (610) 630-6770;
      H.    Databases;
      I. Other prepaid commitments as listed on Exhibit J for which there shall be an adjustment at Closing.

The Assets which are the subject of the within sale, including those set forth hereinabove, shall hereinafter be collectively referred to as "Assets".

      1.02 In conjunction with purchase by Cadapult of the Assets, as defined herein, Cadapult has agreed to assume the following Liabilities of Seller:

      A.    Trade payables as of the date of Closing;
      B.    Customer deposits payable as of the date of Closing;

Cadapult has not agreed to assume any other liabilities other than those set forth hereinabove. Liabilities specifically EXCLUDED from assumption by Cadapult include the following: (a) any monies due any governmental agency, including any federal, state and/or local taxes; (b) any contingent liabilities resulting from any claim or threatened claim against Seller which may not, as of this date or date of Closing, have matured into a debt; (c) any obligations arising out of any claim by Seller's personnel, including any unpaid salaries, commissions, pension or other benefits, accrued vacation or sick pay arising prior to the date of Closing, and, (d) any other undisclosed liabilities.

2.    Purchase Price and Terms of Sale.

      2.01 Cadapult does hereby agree to assume the Liabilities referenced in Subparagraphs A and B of Paragraph 1.02 hereinabove (hereinafter referred to as "Liabilities") and to purchase the Assets referenced in Subparagraphs A though J of Paragraph 1.01 hereinabove. It is anticipated that the dollar value of the Assets purchased will exceed the Liabilities assumed, as determined by generally accepted accounting principles (hereinafter referred to as "Net Asset Value"), by Three Hundred, Ninety Thousand ($390,000.00) Dollars. In such event, Cadapult shall then be obligated to tender to Seller $300,000 in cash at Closing plus, in accordance with Paragraph 9L, that number of Cadapult unregistered and restricted common shares equal to $500,000 divided by the average Stock Price of Cadapult common stock for the thirty (30) days prior to Closing, where the Stock Price is the average of
the high 'bid' and low 'ask' at the close of the trading day.    The sum of
such $300,000 in cash plus such Cadapult common shares (subject to adjustment as set forth in 2.01A and 2.01B below) shall be hereinafter referred to as the "Initial Purchase Price."

            A. In the event the Net Asset Value, as defined hereinabove, is greater than $390,000, at Closing, Cadapult shall tender additional shares of Cadapult unregistered and restricted common stock, the number of additional shares being determined by dividing the Net Asset Value, less $390,000, by the average aforesaid Stock Price of Cadapult common stock for the thirty
(30) days prior to Closing.

            B. In the alternative, in the event the Net Asset Value is less than $390,000, but greater than $90,000, then the difference between $390,000 and the Net Asset Value will reduce the cash tendered to the Seller by such amount. In the event the Net Asset Value is less than $90,000, then no cash will be tendered to the Seller and the number of shares of Cadapult common stock will be reduced by the difference between the Net Asset Value and $90,000, divided by the average aforesaid Stock Price of Cadapult common stock for the thirty (30) days prior to Closing.

3. Escrow and Post Closing Adjustments. At Closing, fifty (50%) percent of the common stock of Cadapult due Seller thereat, (hereinafter "Escrowed Shares"), shall be endorsed in blank and delivered to the Joint Escrow Agents designated herein, after which the Escrowed Shares shall be held in escrow pending attainment of specified Gross Profit objectives in the first 12 and second 12 months from the date of Closing. For the purposes of this Paragraph 3, Gross Profit shall be defined in the manner set forth in Exhibit C annexed to and made a part hereof.

If Seller attains, or exceeds, certain Gross Profit Targets, as defined hereafter, during the first twelve (12) months following the Closing, 50% of the Escrowed Shares will be released to Seller from the Escrow plus additional unregistered and restricted shares as shall be issued to Seller by Cadapult pursuant to the schedule of Gross Profit Targets annexed to and made a part hereof as Exhibit D. (Such additional shares shall hereinafter be referred to as "Additional Purchase Price.") In the alternative, failure to attain Gross Profit Targets resulting in less than 50% of the Escrowed Shares being issued to Seller at the end of the first twelve month period shall result in those shares being returned to Cadapult and Seller forfeiting any rights thereto.

The same process shall be repeated in the second twelve month period from the date of the Closing.

The aforesaid shall be set forth in a separate Escrow Agreement to be executed at Closing. The Joint Escrow Agents shall be one attorney designated by Seller and another attorney designated by Purchaser. The Joint Escrow Agents shall receive an agreed upon fee, as set forth in the Escrow Agreement, for services rendered by them as Joint Escrow Agents.

4. Deposit. Simultaneously upon the execution of this Agreement, Purchaser shall forward a check to Seller's attorney in the sum of $50,000.00. This check shall be deposited into the attorney's trust account of Seller's attorney, who shall be an attorney admitted to the Bar of the State of Pennsylvania, and shall be held in escrow thereby pursuant to the provisions of Paragraph 12 hereinunder. In the event a Closing does not occur as a consequence of the failure of any conditions precedent to this Agreement or Seller's breach, the within earnest money Deposit shall be refunded to the Purchaser without any deduction or set off whatsoever within forty-eight (48) hours of demand therefore.

5. Allocation of Purchase Price. The Purchase Price shall be allocated amongst the various Assets in the manner set forth in Exhibit E annexed to and made a part hereof. The Purchase Price shall equal the sum of the Initial Purchase Price plus the Additional Purchase Price.

6. Employment Agreements. A condition precedent to Cadapult's obligation to Close shall be : (1) Seller's shareholders, Wayne M. Breisch and Barbara O'Brien executing Employment Agreements in the form annexed to and made a part hereof as Exhibit F, for a term of not less than two (2) and one (1) years from Closing respectively; and (2) Seller obtaining from another shareholder, Elizabeth Breisch, a written undertaking on the part of Elizabeth Breisch that she shall be restricted from competing with, or contacting or soliciting, any of Seller's customers for a period of not less than three years from the date of Closing, said Restrictive covenant to be in the form annexed hereto and made a part hereof as Exhibit I.

7. Closing. The Closing shall occur on or before July 1, 1999 at Seller's offices or the offices of Seller's attorneys provided same are located within 15 miles of Philadelphia, Pennsylvania (hereinbefore referred to as "Closing Date"). All monies due and payable at Closing shall be paid in the form of a bank, certified or attorneys trust account check.

8.    Conditions Precedent.

      A. Purchaser agrees to accept an assignment of Seller's lease for its current location. A true copy of said Lease is annexed hereto and made a part hereof as Exhibit G. On or before the Closing, Seller shall obtain its Landlord's consent to an assignment of said Lease to Cadapult.

      B. Purchaser's satisfactory review of aspects of Seller's business, including but not limited to, financial statements, Statements of Profits and Losses and Balance Sheets for all of 1998 and at least the first 3 months of 1999. Management prepared financial statements for the three months of 1999 will be accepted for the purposes of Purchaser's review. Said review shall be completed within 30 days of the date hereof at which time Purchaser shall notify Seller in writing that it either (i) is willing to proceed to closing based upon its review of the Seller's business or (ii) is unwilling to proceed to closing based upon such review. Purchaser shall have the right to make either of the aforesaid elections at its sole and absolute discretion. In the absence of such notice, Purchaser shall be deemed to have elected not to proceed.

      C. Execution at Closing of the Employment Agreements referenced in Paragraph 6 hereinabove.

9. Seller's Representations. Seller represents and warrants to Purchaser as follows:

      A. Title to Assets. Seller shall, as of the date of Closing, have good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment as well as any and all liens, pledges, charges, or encumbrances, except those specifically referred to 1.02 hereinabove. At Closing, Seller shall convey all such Assets.

      B. Indemnification. Seller, and Seller's shareholders, do hereby jointly and severally agree to protect, indemnify, and hold the Purchaser harmless from and against any loss, damage or expense, as well as reasonable counsel fees and costs, if incurred, resulting from any breach of the warranties set forth in Subparagraph A of this Paragraph 9. Specifically, the within Indemnification shall include any claim made against Purchaser for any unpaid liability of Seller. Should any claim for indemnification arise during the pendency of the Escrow as referenced in Paragraph 3 hereinabove, the Purchaser shall have the right to request that any funds being held on behalf of the Seller continue to be held pending resolution of such claim and, further to pay the amount of such claim upon adjudication thereof from said Escrowed Funds, should same remain unsatisfied. The allocation of any liability among the Shareholders arising pursuant to the provisions of this Paragraph shall be in proportion to the equity owned by each in WEB Associates, Inc., and, except in the case of fraud, shall not exceed the amount received by each Shareholder as his or her share of the consideration paid pursuant to this Agreement.

      C. Transfer Not Subject to Encumbrances or Third-Party Approval. The execution and delivery of this Agreement by Seller, and the consummation of the within contemplated transaction, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any lender or governmental or regulatory agency.

      D. Corporate Existence. Seller is now, and on the Closing Date will be, a corporation duly organized and validly existing and in good standing under the laws of the State of Pennsylvania. At Closing, Seller shall provide a copy of a Certificate of Good Standing issued by the State of Pennsylvania and the Pennsylvania Department of Revenue. In addition, Seller shall comply with all applicable governmental and legal requirements in relation to the bulk sales of its Assets.

      E. Authorization. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors and shareholders of Seller having a majority of the issued and outstanding Common Stock thereof, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

      F. Noncancelable Contracts. At the time of Closing, there will be no leases (other than the Paragraph 8A lease), employment contracts, contracts for services or maintenance, or other similar material contracts existing or relating to or connected with the operation of Seller's business not cancelable at Closing or within 30 days thereof.

      G. Continued Operations. Seller will continue to conduct its business up to the date of Closing in essentially the same manner as it has been conducted in the past, and in accordance with all applicable laws and regulations. Until Closing, Seller shall maintain all of its Assets in their present condition. Seller shall use its best efforts to preserve, for Purchaser, the goodwill of vendors, suppliers, customers and others having business relations with it. Prior to Closing, Seller will not sell or transfer any of the Assets which are the subject of this Agreement. Seller has no knowledge of a business termination of a material customer, vendor or supplier.

      H. Withholding Taxes. Seller has paid in full, or will arrange for the payment in full, in a timely manner, of all federal and State of Pennsylvania taxes incurred by Seller, including, but not limited to income, withholding, social security, unemployment insurance, and sales taxes due through the Date of Closing, and shall hold Purchaser harmless therefrom.

      I. Financial Records. Financial records and other documents delivered by Seller to Purchaser in connection with the within transaction, including profit and loss statements and balance sheets, contracts, and other books and records, accurately reflect the financial condition of Seller. To the best of Seller's knowledge, Seller is in compliance with all laws and regulations affecting its business.

      J. Employee Benefits. Except for its SEP retirement plan, health and dental insurance plan, life insurance plan and disability plan, Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of the Seller, whether pursuant to contract, arrangement, custom or informal understanding, which constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA. The Seller does not maintain, nor has it ever contributed to, any Multi-employer Plan as defined by Section 3(37) of ERISA. The Seller does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to an Employee Pension Benefit Plan or Employee Welfare Benefit party. Seller has no written contracts with employees. Seller shall be responsible for paying, prior to Closing, all accrued vacation or sick pay entitlements. Seller and seller shareholders shall indemnify and hold purchaser harmless from any liability or obligation arising in relation to any employee benefit including, but not limited to any of the employee benefit plans referred to in this Sub-Paragraph J. The allocation of any liability among the Shareholders arising pursuant to the provisions of this Paragraph shall be in proportion to the equity owned by each in WEB Associates, Inc., and, except in the case of fraud, shall not exceed the amount received by each Shareholder as his or her share of the consideration paid pursuant to this Agreement.

      K. Accuracy of Representations and Warranties. None of the representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact or circumstance that has resulted, or that in the reasonable judgment of Seller will result, in a material change in the business, operations, or assets of Seller that has not been previously disclosed or set forth in this Agreement.

      L. Seller's Agreement to Restriction on Sale of Seller's Stock Conveyed Pursuant to the Within Agreement. The Sellers agree that any sale or other disposition of the Securities after the one year anniversary of the Closing Date shall be a bona fide transaction in accordance with Rule 144, as promulgated under the Securities Act of 1933 as amended, conducted through a major brokerage firm or such other firm as is mutually agreed by the parties in writing, and shall be sold in a manner not to cause any materially adverse effect on the market for the Corporation's common stock. These representations by the Sellers are material to the Purchaser's decision to enter into this Agreement and, Seller's agree that any violation hereof would entitle the Purchaser to injunctive relief to preclude Securities sales
activity by the Sellers in contravention of these representations.   Any
legend that would appear on the stock certificates is set forth on Exhibit K attached hereto.

10. Purchaser's Representations. Purchaser represents and warrants to Seller as follows:

      A. Corporate Existance. Buyer is a DELAWARE corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware and has the power and authority to carry on its business, as now conducted, to own and operate its properties and assets, to execute the Agreement and other agreements and instruments referred to therein and delivering and carrying out the transactions contemplated.

      B. Authorization. Execution and delivery of the Agreement and other Agreements and instruments referred to have been duly authorized by the board of directors and shareholders of Cadapult Graphic Systems, Inc. and constitute legal, valid, binding and enforceable agreements and instruments. Neither the execution, delivery or performance of the Agreement or any other agreement or instrument executed and delivered by or on behalf of Cadapult Graphic Systems, Inc., nor the consummation of the transactions nor compliance with the terms and provisions of the Agreement contravenes the Certificate of Incorporation, Articles of Incorporation, or bylaws or any provision of law, statute, rule, regulation or order of any court or governmental authority to which Cadapult Graphic Systems, Inc., is subject, or any judgment, decree, franchise, order or permit applicable to it, or conflicts or inconsistent with, or will result in any breach of or constitute a default under, any contract, commitment, agreement, understanding, arrangement or instrument, or result in the creation of or imposition of, or the obligation to create or impose any lien, encumbrance or liability upon, any of the property or assets of it, or will increase any such lien, encumbrance, or liability.

      C. Indemnification. Purchaser shall indemnify Seller against any and all loss, liability, deficiency, or damage suffered or incurred by WEB, or its shareholders, resulting from any untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Cadapult Graphic System, Inc. contained in the Agreement or in any certificate, document, or instrument delivered to WEB in connection with the within transaction.

11. Mutual Indemnification. Purchaser and Seller agree to protect, indemnify, and hold the other harmless against, and with respect to, any loss, damage or expense occasioned by any breach or alleged breach, falsity, or failure of any of the representations, covenants, warranties or agreements of any such party contained herein or contained in any document exchanged between Purchaser and Seller in connection with this transaction. This Indemnification shall survive the Closing.

12. Default. In the event of a material breach, the non-breaching party shall have the right, in addition to seeking damages, to choose to compel the breaching party to perform under the terms of this Agreement (specific performance). Irrespective of the aforesaid, and in addition thereto, in the event of a material breach by Purchaser, Seller shall have the right to retain the Deposit irrespective of whether Seller is able to establish damages, seeks to compel specific performance, or ultimately obtains a judgment for damages in excess of the Deposit provided however that in the event of the latter, the amount of the Deposit shall be deducted from any damage award.

13.   Miscellaneous.

      A. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

      B. Notices. All notices, requests, consents, approvals or other communications under this Agreement shall be in writing and mailed by certified mail, return receipt requested, postage prepaid, or delivered by a nationally recognized overnight courier service which obtains delivery receipts (e.g., Federal Express), addressed:

Seller:

            Wayne and Elizabeth Breisch
            36 Harper Lane
            North Wales, PA  19454

            Barbara O'Brien
            208 Devon Road
            Cinnaminson, NJ  08077

            Jeffrey B. Rotwitt, Esq.
            Obermayer, Rebmann, Maxwell & Hippel, LLP
            19th Floor
            1617 John F. Kennedy Blvd.
            Philadelphia, PA  19103-1895

Purchaser:

            Cadapult Graphic Systems, Inc.
            110 Commerce Drive
            Allendale, New Jersey 07401

            Bruce M. Meisel, Esq.
            263 Center Avenue
            Westwood, New Jersey 07675

Either party may, by notice given as aforesaid, change its address for all subsequent notices. All notices hereunder shall be effective upon receipt of same.

      C. Legal Fees in the Event of Dispute. In the event a dispute arises between the parties in relation to the interpretation and/or implementation of the within Agreement resulting in the filing of a legal proceeding in a court of competent jurisdiction, the non-prevailing party shall reimburse the prevailing party to the extent of reasonable counsel fees and costs incurred by the latter.

      D. No Broker. The Seller and Purchaser represent and warrant, each to the other, that neither has engaged or in any way dealt with a broker, finder, agent, or anyone in a similar capacity, in relation to the transaction contemplated by the within Agreement. To this extent, Seller and Purchaser do each hereby agree to indemnify, defend and hold the other harmless from and against any and all loss, expense, including but not limited to reasonable counsel fees and costs, damage or liability resulting from any claim or claims arising from an alleged rendering of any services to the indemnifying party in breach of the within warranty.

      E. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

      F. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understanding and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

      G. Presumption. This Agreement, or any Section thereof, shall not be construed against any part due to the fact that said Agreement or any Section thereof was drafted by said party.

      H. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

      I. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

      J. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid. The remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

      K. Governing Law. The parties agree that the terms of this Agreement, as well as any dispute arising as a consequence thereof, shall be interpreted in accordance with and governed by the laws of the State of Delaware.

      L. Assignment. Seller shall have the right to assign its post-Closing rights under this Agreement to its shareholders in connection with the liquidation of Seller.


Executed as of the dates set forth below, in several counterparts, each of which shall be deemed an original, but all constituting only one agreement.


                                    Purchaser:
                                    Cadapult Graphic Systems, Inc.


Date:  June 7, 1999                 By:   /s/ Michael Levin
                                       ----------------------------
                                          Michael Levin, President


                                    Seller:
                                    WEB Associates, Inc.


Date:  June 7, 1999                 By:   /s/ Wayne Breisch
                                        ---------------------------
                                          Wayne Breisch, Pres.



                                    Solely as to the provisions of Paragraphs
                                    6, 9B and 9J as same pertains to the
                                    undersigned and as to no other provision contained herein.


                                          /s/ Elizabeth Breisch
                                    ------------------------------
                                          Elizabeth Breisch

                                          /s/ Barbara O'Brien
                                    ------------------------------
                                          Barbara O'Brien

                                          /s/ Wayne Breisch
                                    ------------------------------
                                          Wayne Breisch